                                                                      EXHIBIT 15




July 11, 2002

CBRL Group, Inc.
Lebanon, Tennessee  37088-0787

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CBRL Group, Inc. for the quarters and nine-month periods ended May 3, 2002 and April 27, 2001, as indicated in our report dated June 6, 2002, quarters and six-month periods ended February 1, 2002 and January 26, 2001, as indicated in our report dated March 7, 2002, and quarters ended November 2, 2001 and October 27, 2000, as indicated in our report dated December 12, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended May 3, 2002, February 1, 2002 and November 2, 2001 are being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee